Exhibit 3.8

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

PR OPERATIONS, INC.

It is hereby certified that:

1.	The name of the corporation (the “Corporation”) is PR Operations, Inc.

2.	The Certificate of Incorporation of the Corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:

First: The name of the Corporation is Atlantic Retail Ventures, Inc.

3.	The amendment to the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on this 9th day of December, 2004.

PR OPERATIONS, INC.

By:	/s/ Mark C. Hill

Name:	Mark C. Hill
Title:	Secretary